Commonwealth Edison Company

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three Months Ended March 31,
(In millions)	2009	2008
Operating revenues
Operating revenues	$1,552	$1,439
Operating revenues from affiliates	1	1

Total operating revenues	1,553	1,440

Operating expenses
Purchased power	443	456
Purchased power from affiliate	439	385
Operating and maintenance	210	206
Operating and maintenance from affiliate	43	43
Operating and maintenance for regulatory required programs	11	—
Depreciation and amortization	123	111
Taxes other than income	78	69

Total operating expenses	1,347	1,270

Operating income	206	170

Other income and deductions
Interest expense	(80)	(96)
Interest expense to affiliates, net	(3)	(9)
Equity in losses of unconsolidated affiliates	—	(2)
Other, net	32	4

Total other income and deductions	(51)	(103)

Income before income taxes	155	67
Income taxes	41	26

Net income	114	41

Other comprehensive loss, net of income taxes
Unrealized loss on marketable securities	(2)	—

Other comprehensive loss	(2)	—

Comprehensive income	$112	$41

See the Notes to Consolidated Financial Statements

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Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Cash Flows

(Unaudited)

	Three months Ended March 31,
(In millions)	2009	2008
Cash flows from operating activities
Net income	$114	$41
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion	123	111
Deferred income taxes and amortization of investment tax credits	57	15
Other non-cash operating activities	72	58
Changes in assets and liabilities:
Accounts receivable	11	27
Inventories	(6)	(1)
Accounts payable, accrued expenses and other current liabilities	(163)	(51)
Receivables from and payables to affiliates, net	(35)	(18)
Income taxes	(11)	8
Restricted cash	—	11
Pension and non-pension postretirement benefit contributions	(2)	(1)
Other assets and liabilities	23	(84)

Net cash flows provided by operating activities	183	116

Cash flows from investing activities
Capital expenditures	(225)	(255)
Change in restricted cash	(1)	(121)
Other investing activities	1	7

Net cash flows used in investing activities	(225)	(369)

Cash flows from financing activities
Changes in short-term debt	115	(370)
Issuance of long-term debt	—	1,136
Retirement of long-term debt	(17)	(296)
Retirement of long-term debt to financing trusts	—	(246)
Dividends paid on common stock	(60)	—

Net cash flows provided by financing activities	38	224

Decrease in cash and cash equivalents	(4)	(29)
Cash and cash equivalents at beginning of period	47	87

Cash and cash equivalents at end of period	$43	$58

See the Notes to Consolidated Financial Statements

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Commonwealth Edison Company and Subsidiary Companies

Consolidated Balance Sheets

(Unaudited)

(In millions)	March 31, 2009	December 31, 2008
Assets

Current assets
Cash and cash equivalents	$43	$47
Restricted cash	2	1
Accounts receivable, net
Customer	759	798
Other	174	162
Inventories, net	79	75
Regulatory assets	288	169
Deferred income taxes	45	32
Other	23	25

Total current assets	1,413	1,309

Property, plant and equipment, net	11,784	11,655

Deferred debits and other assets
Regulatory assets	1,402	858
Investments	33	34
Goodwill	2,625	2,625
Receivables from affiliates	1,172	1,291
Prepaid pension asset	823	847
Other	644	618

Total deferred debits and other assets	6,699	6,273

Total assets	$19,896	$19,237

See the Notes to Consolidated Financial Statements

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Commonwealth Edison Company and Subsidiary Companies

Consolidated Balance Sheets

(Unaudited)

(In millions)	March 31, 2009	December 31, 2008
Liabilities and shareholders’ equity

Current liabilities
Short-term borrowings	$175	$60
Long-term debt due within one year	1	17
Accounts payable	270	307
Accrued expenses	195	306
Payables to affiliates	141	179
Customer deposits	123	119
Regulatory liabilities	6	1
Mark-to-market derivative liability with affiliate	271	111
Other	39	53

Total current liabilities	1,221	1,153

Long-term debt	4,709	4,709
Long-term debt to financing trust	206	206
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,437	2,369
Asset retirement obligations	176	174
Non-pension postretirement benefit obligations	225	203
Regulatory liabilities	2,328	2,440
Mark-to-market derivative liability with affiliate	911	345
Other	896	903

Total deferred credits and other liabilities	6,973	6,434

Total liabilities	13,109	12,502

Commitments and contingencies

Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,982	4,982
Retained earnings	224	170
Accumulated other comprehensive loss, net	(7)	(5)

Total shareholders’ equity	6,787	6,735

Total liabilities and shareholders’ equity	$19,896	$19,237

See the Notes to Consolidated Financial Statements

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Commonwealth Edison Company and Subsidiary Companies

Consolidated Statement of Changes In Shareholders’ Equity

(Unaudited)

(In millions)	Common Stock	Other Paid-In Capital	Retained (Deficit) Earnings Unappropriated	Retained Earnings Appropriated	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance, December 31, 2008	$1,588	$4,982	$(1,639)	$1,809	$(5)	$6,735
Net income	—	—	114	—	—	114
Appropriation of retained earnings for future dividends	—	—	(114)	114	—	—
Common stock dividends	—	—	—	(60)	—	(60)
Other comprehensive loss, net of income taxes of $(1)	—	—	—	—	(2)	(2)

Balance, March 31, 2009	$1,588	$4,982	$(1,639)	$1,863	$(7)	$6,787

See the Notes to Consolidated Financial Statements

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Notes to Consolidated Financial Statements

(Dollars in millions unless otherwise noted)

1. Basis of Presentation

Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois, including the City of Chicago. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.

ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns more than 99% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. All intercompany transactions have been eliminated.

The accompanying consolidated financial statements as of March 31, 2009 and 2008 and for the three months then ended are unaudited but, in the opinion of the management of ComEd, include all adjustments that are considered necessary for a fair presentation of its respective financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2008 Consolidated Balance Sheets were taken from audited financial statements. These Notes to Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for Quarterly Reports on Form 10-Q. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of ComEd included in ITEM 8 of its 2008 Annual Report on Form 10-K.

Variable Interest Entities

ComEd’s investments in its subsidiaries are financing trusts, namely ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust (CTFT), and are accounted for under the equity method of accounting. These financing trusts are not consolidated in ComEd’s financial statements pursuant to the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46(R) “Consolidation of Variable Interest Entities” and FIN 46 (revised December 2003). ComEd Funding and CTFT were created for the sole purpose of issuing debt obligations to securitize intangible transition property of ComEd and the other entities were created to issue mandatorily redeemable trust preferred securities. As of March 31, 2009, ComEd’s only remaining variable interest entity is ComEd Financing III, as the other entities were dissolved during 2008.

ComEd has concluded that it is not the primary beneficiary of its trusts because investors in the trusts’ securities, not ComEd, bear the risk of loss related to those securities. ComEd as the sponsor of the financing trusts is obligated to pay the operating expenses of the trusts. ComEd’s balance sheets include payable to affiliate amounts due to its financing trusts as well as investments in its trusts.

The maximum exposure to loss as a result of ComEd’s involvement with the financing trusts was $6 million at March 31, 2009 and at December 31, 2008. ComEd’s maximum exposure to loss is determined based on the current carrying value of investments made in the variable interest entities. ComEd’s estimated range of exposure to loss related to the financing trusts is any amount up to the current carrying value of investments made in the variable interest entities. ComEd has not provided any non-contractually required financial support to the trusts during the three months ended March 31, 2009 and 2008.

2. New Accounting Pronouncements

SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 requires that changes in a parent’s ownership interest in a subsidiary be reported as an equity transaction in the consolidated financial statements when it does not result in a change in control of the subsidiary. When a change in a parent’s ownership interest results in deconsolidation, a gain or loss should be recognized in the consolidated financial statements. SFAS No. 160 was applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements, which were applied retrospectively for all periods presented. The adoption of SFAS No. 160 did not have a material impact on ComEd’s results of operations, cash flows or financial positions; however, it could impact future transactions entered into by ComEd.

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SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 was effective for ComEd as of January 1, 2009. As SFAS No. 161 provides only disclosure requirements, the adoption of this standard did not have a material impact on the ComEd’s results of operations, cash flows or financial position. See Note 7 – Derivative Financial Instruments for further information.

SFAS No. 141-R and FSP FAS 141(R)-1

In December 2007, the FASB issued SFAS No. 141-R, “Business Combinations,” (SFAS No. 141-R) which revised SFAS No. 141, “Business Combinations”. This pronouncement became effective for ComEd as of January 1, 2009. Under SFAS No. 141-R, transaction costs are required to be expensed as incurred. Additionally, adjustments to the acquired entity’s deferred tax assets and uncertain tax position balances occurring outside the measurement period are recorded as a component of income tax expense, rather than goodwill. As a result of applying the provisions of SFAS No. 141-R, ComEd recorded Illinois Replacement Investment Tax Credits (ITC) and interest benefits relating to uncertain tax positions from the period prior to the merger between PECO and Unicom Corporation of $25 million (after taxes) in the first quarter of 2009. See Note 9 – Income Taxes for further information.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP FAS 141(R)-1). This pronouncement amends SFAS No. 141-R to clarify the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP SFAS No. 141(R)-1 requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, as determined in accordance with SFAS No. 157, if the acquisition-date fair value can be reasonably estimated. If the acquisition-date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized in accordance with FASB Statement No. 5, “Accounting for Contingencies” (SFAS No. 5), and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss.” FSP SFAS No. 141(R)-1 became effective for ComEd as of January 1, 2009. As the provisions of FSP FAS 141(R)-1 are applied prospectively to business combinations with an acquisition date on or after the guidance became effective, the impact to ComEd cannot be determined until the transactions occur. No such transactions occurred during the first quarter of 2009.

FSP FAS 157-2 and FSP FAS 157-4

In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, “Effective Date of FASB Statement No. 157” (FSP FAS 157-2), which delayed the effective date of FASB Statement No. 157 “Fair Value Measurements” (SFAS No. 157) for all nonrecurring fair value measurements of nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. The pronouncement is effective for ComEd as of January 1, 2009.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP FAS 157-4), which provides additional guidance for applying the provisions of SFAS No. 157. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants under current market conditions. This FSP requires an evaluation of whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. If there has, transactions or quoted prices may not be indicative of fair value and a significant adjustment may need to be made to those prices to estimate fair value. Additionally, an entity must consider whether the observed transaction was orderly (that is, not distressed or forced). If the transaction was orderly, the obtained price can be considered a relevant observable input for determining fair value. If the transaction is not orderly, other valuation techniques must be used when estimating fair value. FSP FAS 157-4 must be applied prospectively for interim periods ending after June 15, 2009. ComEd is currently assessing the impact that FSP FAS 157-4 may have on its financial statements.

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FSP FAS 107-2 and APB 28-1

In April 2009, the FASB issued FSP FAS No. 107-2 and Accounting Principles Board (APB) 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” (SFAS No. 107) and APB Opinion No. 28, “Interim Financial Reporting,” respectively, to require disclosures about fair value of financial instruments in interim financial statements, in addition to the annual financial statements as already required by SFAS No. 107. FSP FAS 107-2 and APB 28-1 will be required for interim periods ending after June 15, 2009. As FSP FAS 107-2 and APB 28-1 provides only disclosure requirements, the application of this standard will not have a material impact on ComEd’s results of operations, cash flows or financial positions.

FSP FAS 115-2 and FAS 124-2

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (FSP FAS 115-2 and FAS 124-2), which amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations”. This standard establishes a different other-than-temporary impairment indicator for debt securities than previously prescribed. If it is more likely than not that an impaired security will be sold before the recovery of its cost basis, either due to the investor’s intent to sell or because it will be required to sell the security, the entire impairment is recognized in earnings. Otherwise, only the portion of the impaired debt security related to estimated credit losses is recognized in earnings, while the remainder of the impairment is recorded in other comprehensive income and recognized over the remaining life of the debt security. In addition, the standard expands the presentation and disclosure requirements for other-than-temporary-impairments for both debt and equity securities. FSP FAS 115-2 and FAS 124-2 must be applied prospectively for interim periods ending after June 15, 2009. ComEd is currently assessing the impact that FSP FAS 115-2 and FAS 124-2 may have on its financial statements.

3. Regulatory Issues

Illinois Settlement Agreement. In July 2007, following extensive discussions with legislative leaders in Illinois, ComEd, Exelon Generation Company LLC (Generation), and other utilities and generators in Illinois reached an agreement (Illinois Settlement) with various parties concluding discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that ComEd believes would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. Legislation reflecting the Illinois Settlement (Illinois Settlement Legislation) was signed into law in August 2007. The Illinois Settlement and the Illinois Settlement Legislation provide for the following, among other things:

Rate Relief Programs

•

Various Illinois electric utilities, their affiliates, and generators of electricity in Illinois agreed to contribute approximately $1 billion over a period of four years to programs to provide rate relief to Illinois electricity customers and funding for the Illinois Power Agency (IPA) created by the Illinois Settlement Legislation. ComEd and Generation committed to contributing $811 million to rate relief programs over four years (2007-2010) and partial funding for the IPA. ComEd committed to issue $64 million in rate relief credits to customers or to fund various programs to assist customers. Generation committed to contribute an aggregate of $747 million, consisting of $435 million to pay ComEd for rate relief programs for ComEd customers, $307.5 million for rate relief programs for customers of other Illinois utilities and $4.5 million for partially funding operations of the IPA. The contributions are recognized in the financial statements of ComEd as rate relief credits are applied to customer bills or as operating expenses associated with the programs are incurred.

During the three months ended March 31, 2009 and 2008, ComEd recognized net costs from contributions pursuant to the Illinois Settlement in its Consolidated Statements of Operations as follows:

	Three Months Ended March 31,
	2009		2008
Credits to customers (a)	$—	(b)	$1
Other rate relief programs (b)	—		4

Total costs incurred by ComEd	—		5
Credits funded by Generation	20		51

Total credits issued to customers and other rate relief programs	$20		$56

(a)	Recorded as a reduction in operating revenues.
(b)	Credits issued were less than $1 million.

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Energy Efficiency and Renewable Energy

•

Electric utilities are required to include cost-effective energy efficiency resources in their plans to meet incremental annual program energy savings goals of 0.2% of energy delivered to retail customers for the year ending June 1, 2009, increasing annually to 2% of energy delivered in the year commencing June 1, 2015 and each year thereafter. Additionally, during the ten year period that began June 1, 2008, electric utilities must implement cost-effective demand response measures to reduce peak demand by 0.1% over the prior year for eligible retail customers. The energy efficiency and demand response goals are subject to rate impact caps each year. Utilities are allowed recovery of costs for energy efficiency and demand response programs, subject to approval by the ICC. In February 2008, the ICC issued an order approving substantially all of ComEd’s Energy Efficiency and Demand Response Plan, including cost recovery. This plan began in June 2008 and is designed to meet the Illinois Settlement Legislation’s energy efficiency and demand response goals for an initial three-year period, including reductions in delivered energy to all retail customers and in the peak demand of eligible retail customers. During the three months ended March 31, 2009, ComEd incurred $10 million of expense, associated with these programs.

•

Since June 1, 2008, utilities are required to procure cost-effective renewable energy resources in amounts that equal or exceed 2% of the total electricity that each electric utility supplies to its eligible retail customers. ComEd is also required to acquire amounts of renewable energy resources that will cumulatively increase this percentage to at least 10% by June 1, 2015, with a goal of 25% by June 1, 2025, subject to customer rate cap limitations. All goals are subject to rate impact criteria set forth in the Illinois Settlement Legislation. ComEd is allowed to pass through procurement costs of renewable resources. Under an ICC-approved request for proposal (RFP), ComEd is procuring approximately $19 million in renewable energy credits for delivery from June 2008 through mid-July 2009 of which $4 million was purchased during the three months ended March 31, 2009. ComEd started recovering these costs through rates in June 2008.

Illinois Procurement Proceedings. Beginning January 1, 2007, ComEd procured 100% of its load through staggered supplier forward contracts with various suppliers, including Generation. The supplier forward contracts resulted from an ICC-approved “reverse-auction” competitive bidding process, which permitted ComEd to recover its electricity procurement costs from retail customers without markup. The price for full requirements electric supply that resulted from the first auction was fixed through May 31, 2008, at which time the auction contracts for one-third of the load expired. The auction contracts for an additional one-third of the load will expire in May 2009 with auction contracts for the final third of the load expiring in May 2010.

The Illinois Settlement Legislation amended the energy procurement process. Under the Illinois Settlement Legislation, the IPA, under the oversight of the ICC, participates in the design of an electricity supply portfolio for ComEd and administers a competitive process under which ComEd will procure its electricity supply resources for deliveries in the supply period beginning June 2009. In the interim, the ICC-approved a plan under which ComEd is procuring power for the period from June 2008 through May 2009.

In March 2008, ComEd completed its first RFP and the ICC voted to approve the lowest-cost package of bids received as recommended by the procurement administrator. ComEd’s purchases acquired through the RFP represent approximately 14% of its expected energy needs from June 2008 through May 2009. For the same period, approximately 19% of ComEd’s expected energy load will be purchased on the spot market and is hedged with a variable to fixed financial swap with Generation. The remaining energy needs for the period will come from the supplier forward contracts. The ICC-approved prices reflected in the compliance tariff filing following the ICC’s approval of the RFP incorporate the applicable PJM Reliability Pricing Model (RPM) capacity prices. As ComEd’s auction contracts expire and more capacity needs to be procured through PJM markets, increases in capacity prices associated with RPM capacity auctions are expected to have a more significant impact to customer electric rates. See Note 7 – Derivative Financial Instruments for further discussion on the financial swap derivative.

The ICC has also initiated a proceeding to reconcile the actual costs of power purchased in the January 2007 through May 2008 period with the costs for power that flowed through ComEd’s tariffs and were collected from customers. Since the Illinois Settlement Legislation has already deemed such costs to be prudently incurred, the reconciliation proceeding is not expected to have a significant impact on ComEd.

On January 7, 2009, the ICC-approved the IPA’s plan for procurement of ComEd’s expected energy requirements from June 2009 through May 2010, which calls for approximately 33% being met through existing supplier forward contracts, 38% through the spot purchases hedged by the financial swap with Generation and 29% through standard products purchased in a new RFP to be completed by May 2009. The May 2009 RFP will also include contracts to meet a portion of ComEd’s energy needs from June 2010 to May 2011. See Note 7 – Derivative Financial Instruments for further discussion on the financial swap derivative.

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2005 Rate Case. In August 2005, ComEd filed a rate case with the ICC to comprehensively revise its tariffs and to adjust rates for delivering electricity effective January 2007 (2005 Rate Case). ComEd proposed a revenue increase of $317 million. During 2006, the ICC issued various orders associated with this case, which resulted in a total annual rate increase of $83 million effective January 2007. ComEd and various other parties have appealed the rate order to the courts. ComEd cannot predict the result or the timing of the appeal. In the event the order is ultimately changed, the changes are expected to be prospective.

Original Cost Audit. In connection with ComEd’s 2005 Rate Case proceeding, the ICC, with ComEd’s concurrence, ordered an “original cost” audit of ComEd’s distribution assets. In December 2007, the consulting firm completed the audit. The consulting firm’s results of the audit were reported to the ICC in April 2008, which presented its findings regarding accounting methodology, documentation and other matters, along with proposed adjustments. The audit report recommended gross plant disallowances of approximately $350 million, before reflecting accumulated depreciation. The basis for the disallowance recommendation on approximately $80 million of the costs was that they were misclassified between ComEd’s distribution and transmission operations; ComEd reclassified these costs in September 2007 and they were reflected correctly in ComEd’s 2007 Rate Case.

In April 2008, ComEd and the ICC Staff reached a stipulation (the stipulation) regarding various portions of contested issues in the Original Cost Audit as well as the 2007 Rate Case and agreed to make various joint recommendations to the ICC in the 2007 Rate Case. In September 2008, the ICC issued an order in the 2007 Rate Case, which incorporated the joint recommendations made by the ICC Staff and ComEd and required ComEd to incur a charge of approximately $19 million (pre-tax) related to various items identified in the Original Cost Audit.

The ICC opened a proceeding on the Original Cost Audit in May 2008. There is a tentative timeline for resolution of this proceeding during the second half of 2009. Under the terms of the stipulation, the ICC Staff will not advocate that any of the proposed adjustments in the audit report be adopted other than those reflected in the 2007 Rate Case; however, the stipulation does not preclude other parties to the rate case or to the Original Cost Audit proceeding from taking positions contrary to the stipulation. In December 2008, the Illinois Attorney General submitted testimony suggesting that ComEd improperly changed the way it capitalized cable faults during the rate freeze period and appears to suggest a corresponding reduction to rate base. ComEd filed testimony in February 2009 disputing these contentions and, on April 1, 2009, the ICC Staff filed testimony consistent with ComEd’s position in the proceeding.

ComEd believes the remainder of the consulting firm’s findings and the testimony of the Illinois Attorney General are without merit. However, the ultimate resolution of the audit after reflecting the appropriate associated accumulated depreciation and deferred income taxes associated with any such disallowances could result in a material disallowance and related write-off of a portion of the original cost of ComEd’s delivery service assets.

2007 Rate Case. In October 2007, ComEd filed a rate case (2007 Rate Case) with the ICC for approval to increase its delivery service revenue requirement by approximately $360 million. The ICC issued an order in the rate case approving a $274 million increase in ComEd’s annual revenue requirement, which became effective in September 2008. ComEd and several other parties have filed appeals of the rate order with the courts. ComEd cannot predict the timing of resolution or the results of the appeals. In the event the order is ultimately changed, the changes are expected to be prospective.

Transmission Rate Case. ComEd’s transmission rates are established based on a formula that was approved by FERC in January 2008. FERC’s order establishes the agreed-upon treatment of costs and revenues in the determination of network service transmission rates and the process for updating the formula rate calculation on an annual basis. The settlement agreement provides for a base return on equity (ROE) on transmission rate base of 11.5%, except for ComEd’s largest transmission project which was allowed a return of 13%, a cap of 58% on the equity component of ComEd’s capital structure, which will decline to 55% by 2011, and a debt-only return based on ComEd’s long-term cost of debt on ComEd’s pension asset.

In May 2008, ComEd filed its first annual formula update filing, which updated ComEd’s formula rate to include actual 2007 expenses and investment plus forecasted 2008 capital additions. The update resulted in a revenue requirement of $430 million, plus an additional $26 million related to the 2007 true-up of actual costs for a total increase of approximately $66 million, which became effective for the period June 1, 2008 through May 31, 2009. ComEd will continue to reflect its best estimate of its anticipated true-up in the financial statements. As of March 31, 2009 and December 31 2008, ComEd had a regulatory asset associated with the remainder of its 2007 true-up and the estimated effect of the 2008 true-up to be filed in May 2009. The regulatory asset will be amortized as the associated revenues are received.

PJM-MISO Regional Rate Design. The current PJM-MISO Regional Rate Design is used to specify the pricing of transmission service between PJM and Midwest Independent Transmission System Operator, Inc. (MISO) and impacts ComEd due to purchases by suppliers from MISO. In August 2007, ComEd and several other transmission owners in PJM and MISO, as directed by a FERC order issued in November 2004, filed with FERC to continue the existing transmission rate design between PJM and MISO. Additional transmission owners and certain other entities filed protests urging FERC to reject the filing. In September 2007, a

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complaint was filed asking FERC to find that the PJM-MISO rate design was unjust and unreasonable and to substitute a rate design that socializes the costs of all existing and new transmission facilities of 345 kV and above across PJM and MISO. ComEd filed a response in October 2007 stating that FERC should dismiss the complaint without a hearing. In January 2008, FERC denied the complaint. In December 2008, FERC denied a request for rehearing of these orders and an appeal has been filed in the United States Court of Appeals. ComEd cannot predict the outcome of this litigation.

Authorized Return on Rate Base. In the September 2008 order in the 2007 Rate Case, the ICC authorized a return on ComEd’s distribution rate base using a weighted average debt and equity return of 8.36%, an increase over the 8.01% return previously authorized by the ICC. As part of the FERC-approved settlement of ComEd’s 2007 transmission rate case, ComEd’s formula transmission rate currently provides for a weighted average debt and equity return on transmission rate base of 9.37%, which is exclusive of the incentive ROE on the large project discussed above. The weighted average debt and equity return on transmission rate base will be updated annually in accordance with the formula-based rate calculation discussed above.

Market-Based Rates. ComEd is a public utility for purposes of the Federal Power Act and is required to obtain FERC’s acceptance of rate schedules for wholesale electricity sales. Currently, ComEd has authority to execute wholesale electricity sales at market-based rates. As is customary with market-based rate schedules, FERC has reserved the right to suspend market-based rate authority on a retroactive basis if it subsequently determines that ComEd has violated the terms and conditions of its tariff or the Federal Power Act. FERC is also authorized to order refunds if it finds that the market-based rates are not just and reasonable under the Federal Power Act.

In June 2007, FERC issued a Final Rule on Market-Based Rates for Wholesale Sales of Electric Energy, Capacity and Ancillary Services by Public Utilities (Order No. 697), which updated and modified the tests that FERC had implemented in 2004. That order was clarified in December 2007, largely affirmed in April 2008 in Order No. 697-A, further clarified in July 2008, where the calculation of one of the variables used in FERC’s screening tests was explained and further clarified and largely affirmed in December 2008 in Order No. 697-B. In January 2008, ComEd filed an analysis for generation in the Northeast region covering generation in PJM and ISO-New England using FERC’s updated screening tests, as required by the Final Rule. The filing demonstrated that under those tests, ComEd should be permitted to continue to sell at market-based rates. In August 2008, ComEd made an updated filing based on the additional information requested by FERC and following FERC’s guidance in its July 2008 order.

In March 2008, the ICC intervened in the proceeding and in September 2008, filed a protest. In its protest, the ICC did not object to ComEd’s request for continued authority to make market-based sales. Rather, repeating its contentions in an earlier docket in which ComEd had asked FERC to affirm that ComEd’s procurement for its customers for the period June 1, 2008 through May 31, 2009 satisfied FERC standards, the ICC contended that existing waivers of FERC’s affiliate transaction rules should no longer apply between ComEd and its affiliates, including Generation, because ComEd has captive retail customers. In its response, ComEd reminded FERC that the ICC’s contention was the same as in the earlier ComEd procurement proceeding in which FERC had rejected the ICC’s position. ComEd also noted that the facts on which FERC based its previous finding have not changed.

On January 15, 2009, FERC accepted Exelon’s analysis and filing, affirming Exelon’s affiliates’ continued right to make sales at market-based rates. On the same day, it also rejected an ICC request for rehearing in the earlier ComEd procurement docket, in which the ICC had also asked FERC to reconsider its determination in that proceeding that the existing waiver of the affiliate restrictions should not be revoked. Accordingly, ComEd does not expect that the Final Rule will have a material effect on its results of operations in the short-term. The longer-term impact will depend on the future application by FERC of Order Nos. 697 and future actions involving market-based rates

4. Intangible Assets

Goodwill. As of March 31, 2009 and December 31, 2008, ComEd had goodwill of approximately $2.6 billion. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill might be impaired, such as a significant negative regulatory outcome or change in business conditions. ComEd performs an annual goodwill impairment assessment in the fourth quarter of each year.

Because of the continued uncertainty in the financial markets and overall economic conditions, during the first quarter of 2009, ComEd reviewed the significant assumptions included in its goodwill impairment analysis to determine if it was more likely than not that ComEd’s fair value was less than its carrying value. The analysis focused on management’s current expectations of future cash flows, as well as current market conditions that impact various economic indicators that are utilized in assessing ComEd’s fair value. Based on this analysis, it was determined that ComEd did not have a triggering event requiring ComEd to perform a comprehensive goodwill assessment during the first quarter of 2009.

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Other Intangible Assets. ComEd’s other intangible assets, included in deferred debits and other assets on the balance sheet, consisted of the following as of March 31, 2009 and December 31, 2008:

				Estimated amortization expense
March 31, 2009	Gross	Accumulated Amortization	Net	Remainder of 2009	2010	2011	2012	2013
Chicago settlement—1999 agreement (a)	$100	$(59)	$41	$2	$3	$3	$3	$3
Chicago settlement—2003 agreement (b)	62	(22)	40	3	4	4	4	4

Total intangible assets	$162	$(81)	$81	$5	$7	$7	$7	$7

				Estimated amortization expense
December 31, 2008	Gross	Accumulated Amortization	Net	2009	2010	2011	2012	2013
Chicago settlement—1999 agreement (a)	$100	$(58)	$42	$3	$3	$3	$3	$3
Chicago settlement—2003 agreement (b)	62	(21)	41	4	4	4	4	4

Total intangible assets	$162	$(79)	$83	$7	$7	$7	$7	$7

(a)	In March 1999, ComEd entered into a settlement agreement with the city of Chicago. Under the terms of the settlement ComEd agreed to make payments of $25 million to the city of Chicago each year from 1999 to 2002. The intangible asset recognized as a result of these payments is being amortized ratably over the remaining term of the franchise agreement, which ends in 2020.
(b)	In February 2003, ComEd entered into separate agreements with the city of Chicago and with Midwest Generation, LLC (Midwest Generation). Under the terms of the settlement agreement with the city of Chicago, ComEd agreed to pay the city of Chicago a total of $60 million over a ten-year period, beginning in 2003. The intangible asset recognized as a result of the settlement agreement is being amortized ratably over the remaining term of the franchise agreement, which ends in 2020.

Pursuant to the agreement discussed above, ComEd received payments of $32 million from Midwest Generation to relieve Midwest Generation’s obligation under the fossil sale agreement to build the generation facility in the city of Chicago. The payments received by ComEd, which have been recorded in other long-term liabilities, are being recognized ratably (approximately $2 million annually) as an offset to amortization expense over the remaining term of the franchise agreement.

For each of the three months ended March 31, 2009 and 2008, ComEd’s amortization expense related to intangible assets was $2 million.

5. Fair Value of Assets and Liabilities

Fair Value of Financial Liabilities Recorded at the Carrying Amount

The carrying amounts and fair values of ComEd’s long-term debt as of March 31, 2009 and December 31, 2008 were as follows:

	March 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt (including amounts due within one year)	$4,710	$4,399	$4,726	$4,510
Long-term debt to financing trust	206	125	206	100

Recurring Fair Value Measurements

To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

•

Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities that ComEd has the ability to access as of the reporting date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities, mutual funds and money market funds.

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•

Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities.

•

Level 3—unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives.

The following table presents assets measured and recorded at fair value on ComEd’s Consolidated Balance Sheets on a recurring basis and their level within the fair value hierarchy as of March 31, 2009 and December 31, 2008:

As of March 31, 2009 (In millions)	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$14	$—	$—	$14	(a)
Rabbi trust investments	33	—	—	33	(b)

Total assets	47	—	—	47

Liabilities
Deferred compensation obligation	—	(7)	—	(7)
Mark-to-market derivative liabilities	—	—	(1,182)	(1,182	) (c)

Total liabilities	—	(7)	(1,182)	(1,189)

Total net assets (liabilities)	$47	$(7)	$(1,182)	$(1,142)

As of December 31, 2008 (In millions)	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$16	$—	$—	$16	(a)
Rabbi trust investments	34	—	—	34

Total assets	50	—	—	50

Liabilities
Deferred compensation obligation	—	(7)	—	(7)
Mark-to-market derivative liabilities	—	—	(456)	(456	) (c)

Total liabilities	—	(7)	(456)	(463)

Total net assets (liabilities)	$50	$(7)	$(456)	$(413)

(a)	Excludes certain cash equivalents considered to be held-to-maturity and not reported at fair value.
(b)	As of March 31, 2009, ComEd’s rabbi trust investments were in a continuous loss position for less than 12 months with aggregate unrealized losses of $10 million (pre-tax).
(c)	The Level 3 balance is comprised of the current and noncurrent liability of $271 million and $911 million at March 31, 2009, respectively, and $111 million and $345 million at December 31, 2008, respectively, related to the fair value of ComEd’s financial swap contract with Generation.

The following table presents the fair value reconciliation of Level 3 assets measured at fair value on a recurring basis during the three months ended March 31, 2009 and 2008:

Three Months Ended March 31, 2009 (In millions)	Mark-to-Market Derivatives
Balance as of December 31, 2008	$(456)
Total unrealized / realized losses Included in regulatory assets	(726)

Balance as of March 31, 2009	$(1,182)

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During the three months ended March 31, 2009, ComEd had realized changes in fair value of $26 million, which was recorded as additional purchased power expense, for the Level 3 mark-to-market derivative asset measured at fair value on a recurring basis related to ComEd’s financial swap contract with Generation.

Three Months Ended March 31, 2008 (In millions)	Mark-to-Market Derivatives
Balance as of January 1, 2008	$456
Total unrealized gains Included in regulatory liabilities	98

Balance as of March 31, 2008	$554

During the three months ended March 31, 2008, ComEd had no realized changes in fair value for the Level 3 mark-to-market derivative asset measured at fair value on a recurring basis related to ComEd’s financial swap contract with Generation.

6. Debt and Credit Agreements

Short-Term Borrowings

ComEd meets its short-term liquidity requirements primarily through borrowings under its credit facility. As of March 31, 2009, ComEd had access to unsecured revolving credit facilities with aggregate bank commitments of $952 million. ComEd had $175 million and $60 million, respectively, in credit facility borrowings outstanding at March 31, 2009 and December 31, 2008. See Note 10 of ComEd’s 2008 Annual Report on Form 10-K for further information regarding the credit facilities. ComEd also has additional letter of credit facilities used solely to enhance tax-exempt variable rate debt as discussed further below.

Issuance of Long-Term Debt

During the three months ended March 31, 2009, ComEd did not issue any long-term debt.

Retirement of Long-Term Debt

During the three months ended March 31, 2009, the following long-term debt was retired:

Type	Interest Rate	Maturity	Amount
First Mortgage Bonds	5.70%	January 15, 2009	$16

Sinking fund debentures	4.625%	January 1, 2009	1

ComEd has letter of credit facilities that will expire in 2009, which are used to credit enhance $191 million of variable rate long-term tax-exempt debt, with maturities ranging from 2017—2021. Under the terms of these debt agreements, ComEd may be required to repurchase the debt before its stated maturity unless supported by sufficient letters of credit. If ComEd were required to repurchase the debt, it would reassess its options to obtain new letters of credit or reissue the bonds into a fixed-rate mode. ComEd also has the ability to issue letters of credit to credit enhance variable rate long-term tax-exempt debt under its existing credit facility, if necessary. ComEd has classified amounts outstanding under these debt agreements as long-term based on management’s intent and ability to either renew or replace the letters of credit, or refinance the debt at reasonable terms on a long-term fixed-rate basis.

7. Derivative Financial Instruments

ComEd is exposed to certain risks related to ongoing business operations. The primary risks managed by using derivative instruments are commodity price risk and interest rate risk. To the extent the amount of energy ComEd purchases is less than the amount of energy it needs to supply customers, ComEd is exposed to market fluctuations in the prices of electricity. ComEd employs established policies and procedures to manage its risks associated with market fluctuations by entering into physical contracts, including a financial swap and short-term and long-term commitments to purchase energy. ComEd believes these instruments, which are classified as either a financial swap or non-derivatives, mitigate exposure to fluctuations in commodity prices. Exposure to interest rate risk exists as a result of the issuance of variable and fixed-rate debt.

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ComEd accounts for derivative instruments in accordance with SFAS No. 133 which requires that derivative instruments be recognized as either assets or liabilities at fair value. Under the provisions of SFAS No. 133, economic hedges are recognized on the balance sheet at their fair value unless they qualify for the normal purchases and normal sales exception. ComEd has applied the normal purchases and normal sales scope exception, as provided in SFAS No. 133, to certain derivative contracts for power procurement agreements. Normal purchase and normal sales contracts are accounted for under the accrual method of accounting.

Interest Rate Risk

Interest Rate Risk. ComEd uses a combination of fixed-rate and variable-rate debt to manage interest rate exposure. ComEd may also utilize fixed-to-floating interest rate swaps, which are typically designated as fair value hedges, as a means to manage its interest rate exposure. In addition, ComEd may utilize interest rate derivatives to lock in interest rate levels in anticipation of future financings, which are typically designated as cash flow hedges. These strategies are employed to achieve a lower cost of capital. A hypothetical 10% increase in the interest rates associated with variable-rate debt would result in less than a $1 million decrease in ComEd’s pre-tax income for the three months ended March 31, 2009.

Fair Value Hedges. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. ComEd includes the gain or loss on the hedged items and the offsetting loss or gain on the related interest rate swaps in interest expense as follows:

During the three months ended March 31, 2009 and 2008, there was no impact on the results of operations as a result of ineffectiveness from fair value hedges.

Cash Flow Hedges. At March 31, 2009 and December 31, 2008, ComEd did not have any interest rate swaps designated as cash flow hedges outstanding.

Energy-Related Derivatives

Commodity Price Risk. ComEd is exposed to commodity price risk primarily relating to changes in the market price of electricity associated with price movements resulting from changes in supply and demand, market liquidity, weather, governmental regulatory and environmental policies, and other factors. ComEd seeks to mitigate its commodity price risk through the purchase of energy under contracts approved by the ICC.

ComEd has locked in a fixed price for a significant portion of its commodity price risk to Generation through the five-year financial swap contract that expires on May 31, 2013, which is discussed in more detail below under Illinois Settlement Financial Swap Contract. In addition, the contracts that ComEd has entered into with Generation and other suppliers as part of the ComEd power procurement agreements which are further discussed in Note 3—Regulatory Issues, qualify for the normal purchases and normal sales scope exception to SFAS No. 133. Based on Illinois legislation and ICC-approved procurement methodologies permitting ComEd to recover its electricity procurement costs from retail customers with no markup, ComEd’s price risk related to power procurement is limited.

Proprietary Trading. ComEd does not enter into derivatives for proprietary trading purposes.

Fair Value Measurement

Under the provisions of FAS No. 161, the fair value of derivative instruments are required to be shown in the Notes to the Consolidated Financial Statements on a gross basis. The following table provides a summary of the derivative fair value balances recorded as of March 31, 2009:

	IL Settlement Swap
	March 31, 2009	December 31, 2008
Derivatives
Current Liabilities	$271	$111
Noncurrent Liabilities	911	345

Total mark-to-market energy contract liabilities	$1,182	$456

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Illinois Settlement Financial Swap Contract. In order to fulfill a requirement of the Illinois Settlement, ComEd and Generation entered into a five-year financial swap contract effective August 28, 2007. The financial swap is designed to coincide with ComEd’s remaining auction contracts for energy. The swap contract volumes are 1,000 MW for the period extending June 2008 through May 2009, 2,000 MW for the period extending June 2009 through May 2010 and 3,000 MW from June 2010 through May 2013. The terms of the financial swap contract require Generation to pay the market price for a portion of ComEd’s electricity supply requirement, while ComEd pays a fixed price. The contract is to be settled net, for the difference between the fixed and market pricing, and the financial terms only cover energy costs and do not cover capacity or ancillary services. ComEd has not elected hedge accounting for this derivative financial instrument and records the fair value of the swap on its balance sheet. However, since the financial swap contract was deemed prudent by the Illinois Settlement Legislation, ComEd receives full cost recovery in rates, and the change in fair value each period is recorded by ComEd as a regulatory asset or liability. ComEd recorded a regulatory asset of $1,182 million and $456 million related to its mark-to-market derivative liability position as of March 31, 2009 and December 31, 2008, respectively related to the financial swap contract. See Note 3—Regulatory Issues for additional information regarding the Illinois Settlement financial swap contract.

Credit Risk

ComEd would be exposed to credit-related losses in the event of non-performance by counterparties that enter into derivative instruments. The credit exposure of derivative contracts, before collateral, is represented by the fair value of contracts at the reporting date.

ComEd’s power procurement contracts provide suppliers with a certain amount of unsecured credit. The credit position is based on the price of energy in the spot market compared to the contracted price with each supplier. If the price of energy in the spot market exceeds the contract price, the suppliers are required to post collateral for the secured credit portion. The unsecured credit used by the suppliers represents ComEd’s credit exposure. As of March 31, 2009, ComEd did not have any credit exposure to suppliers, as the price of energy in the spot market did not exceed the contract prices with suppliers.

ComEd is permitted to recover its costs of procuring energy through the Illinois Settlement Legislation as well as the ICC-approved procurement tariffs. ComEd’s counterparty credit risk is mitigated by its ability to recover realized energy costs through customer rates. See Note 3 —Regulatory Issues for additional information.

Collateral and Contingent-Related Features

Beginning in 2007, under the Illinois auction rules and the supplier forward contracts that ComEd entered into with counterparty suppliers, including Generation, collateral postings are only one-sided from suppliers. If market prices fall below ComEd’s benchmark price levels, ComEd is not required to post collateral; however, when market prices rise above benchmark price levels with ComEd, counterparty suppliers, including Generation, are required to post collateral once certain unsecured credit limits are exceeded. Under the terms of the five-year financial swap contract between Generation and ComEd, there are no immediate collateral provisions on either party. However, the swap contract also provides that: (1) if ComEd is downgraded below investment grade by Moody’s Investor Service (Moody’s) or Standard & Poor’s (S&P), or (2) if Generation is downgraded below investment grade by Moody’s or S&P, collateral postings would be required by the applicable party depending on how market prices compare to the benchmark price levels. Under no circumstances would collateral postings exceed $200 million from either ComEd or Generation under the swap contract. Under the terms of the standard block energy contracts, collateral postings are required of both ComEd and the counterparty supplier, including Generation, should exposures between market prices and contracted prices exceed established unsecured credit thresholds outlined in the agreement. As of March 31, 2009, there was no cash collateral or letters of credit posted between suppliers, including Generation, and ComEd, under any of the above-mentioned contracts. See Note 3—Regulatory Issues for further information.

8. Retirement Benefits

Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees. ComEd expects to contribute approximately $59 million to the benefit plans in 2009. ComEd included $48 million and $25 million, respectively, in capital additions and operating and maintenance expense during the three months ended March 31, 2009 and 2008, for ComEd’s, allocated portion of the Exelon-sponsored pension and postretirement benefit plans.

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401(k) Savings Plan

ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The cost of matching contributions to the savings plan totaled $5 million and $4 million for the three months ended March 31, 2009 and 2008, respectively.

9. Income Taxes

ComEd’s effective income tax rate for the three months ended March 31, 2009 was 26.5%, as compared to 38.8% for the three months ended March 31, 2008. ComEd’s effective tax rate decreased as a result of a reduction in state income tax expense primarily driven by an Illinois Supreme Court decision granting ITC to Exelon.

Accounting for Uncertainty in Income Taxes

ComEd has $559 million of unrecognized tax benefits as of March 31, 2009. ComEd’s uncertain tax positions have not significantly changed since December 31, 2008.

Illinois Replacement Investment Tax Credits

In 1998, ComEd filed refund claims seeking ITC for the periods 1995-1996. The refund claims were denied by the Illinois Department of Revenue. ComEd appealed the disallowance and in the third quarter of 2007, the Illinois Appellate Court decided in favor of the Illinois Department of Revenue. On February 20, 2009, the Illinois Supreme Court reversed the Illinois Appellate Court and directed the Illinois Department of Revenue to grant the tax credit. Although the decision was rendered on February 20, 2009, it will not become final until the Illinois Supreme Court issues its mandate to the lower court. This action is not anticipated until the second quarter of 2009. The Illinois Department of Revenue disagrees with the Illinois Supreme Court decision, and the Illinois Attorney General has filed a petition for rehearing with the Illinois Supreme Court on behalf of the Illinois Department of Revenue.

Although the Illinois Attorney General has petitioned for a rehearing of the Illinois Supreme Court decision, ComEd believes that the decision in favor of ComEd will be upheld. Therefore, in February 2009, ComEd recorded ITC and interest benefits of $35 million (after tax). ComEd recorded an additional benefit of $22 million (after-tax) of unamortized ITC which will be recognized into earnings over the remaining lives of the assets to which the credits relate.

Competitive Transition Charges

ComEd contends that the Illinois deregulation act resulted in the taking of certain assets used in its business of providing electricity services in defined service areas. ComEd has filed refund claims with the IRS taking the position that competitive transition charges (CTCs) collected during ComEd’s transition periods represent compensation for that taking and, accordingly, are excludible from taxable income as proceeds from an involuntary conversion. If ComEd is successful in its claims, it will be required to reduce the tax basis of property acquired with the funds provided by the CTCs such that the benefits of the position are temporary in nature. The IRS has disallowed the refund claims for the 1999-2001 tax years and ComEd has protested the disallowance to IRS Appeals. The years 2002-2006 are currently under IRS audit and ComEd expects the claims for those years to be disallowed. ComEd collected approximately $1.2 billion in CTCs for the years 1999-2006. ComEd has recognized tax benefits associated with the CTC refund claims and have accrued interest on this tax position consistent with the requirements of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). ComEd’s management believes that the issue has been appropriately recognized in accordance with FIN 48; however, the ultimate outcome of this matter could result in unfavorable or favorable impacts to the results of operations and financial positions as well as potential favorable impacts to cash flows, and such impacts could be material. Management has considered the progress of the ongoing appeal and determined that there are no new developments that lead to a remeasurement of the amounts recorded for the first quarter of 2009. Based on management’s expectations as to the length of the IRS appeal, it is reasonably possible that the unrecognized tax benefits related to this issue may significantly increase or decrease within the next 12 months. It is not possible at this time to predict the amount, if any, of such a change.

1999 Sale of Fossil Generating Assets

ComEd has taken certain tax positions to defer the tax gain on the 1999 sale of its fossil generating assets. ComEd’s ability to defer the tax liability depends in part on whether its treatment of the sales proceeds as having been received in connection with an involuntary conversion is ultimately sustained. ComEd’s ability to continue to defer the remainder of the tax liability on the fossil

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plant sale depends on whether its tax characterization of a purchase and leaseback transaction is sustained as an acquisition of replacement property as part of a “like-kind exchange.” ComEd received the IRS’ audit report for the taxable period 1999 through 2001, which, as expected, reflected the full disallowance of the deferral of gain associated with both the involuntary conversion position and the like-kind exchange transaction. Specifically, the IRS has asserted that the sales proceeds were not received in connection with an involuntary conversion of certain ComEd property rights such that the gain on the sale of the assets was fully subject to tax. The IRS also asserted that the ComEd purchase and leaseback transaction is substantially similar to a leasing transaction, known as a sale-in, lease-out (SILO), which the IRS does not respect as the acquisition of an ownership interest in property. Accordingly, the IRS asserted that the sale of the fossil plants followed by the purchase and leaseback does not qualify as a like-kind exchange such that the gain on the sale is fully subject to tax. A SILO is a “listed transaction” that the IRS has identified as a potentially abusive tax shelter under guidance issued in 2005. As a result of its view of the purchase and leaseback as a tax shelter and because it disagrees with ComEd’s position that the sale of the fossil plants resulted from an involuntary conversion, the IRS has asserted penalties for a substantial understatement of tax of approximately $196 million.

ComEd disagrees with the IRS’s disallowance of the deferral of gain and specifically with its characterization of its purchase and leaseback as a SILO. Following the conclusion of the IRS audit, ComEd initiated an administrative appeal with the IRS in an effort to negotiate a settlement of the disputed issues without having to resort to litigation. Management has considered the progress of the ongoing appeal and determined that there are no new developments that lead to a remeasurement of the FIN 48 reserve for the first quarter of 2009. ComEd and the IRS have agreed to a schedule which could result in a resolution of the administrative appeal within the next 12 months. That resolution could take the form of a negotiated settlement of the disputed issues. Alternatively, either or both parties could conclude that a settlement cannot be reached, in which case the issues would likely be resolved through litigation. In the event ComEd reaches a settlement with the IRS or determines it is necessary to litigate the unsettled issues by filing a suit for refund, it is not expected that any payments of tax or interest would be required before the first quarter of 2010.

ComEd has recorded a liability for unrecognized tax benefits and related interest consistent with the requirements of FIN 48. A fully successful IRS challenge to ComEd’s positions would accelerate income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of March 31, 2009, ComEd’s potential net cash outflow, including tax and interest (after tax), could be as much as $1 billion. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $205 million (after tax) related to interest expense. Because ComEd believes it is unlikely that the penalty assertion will be ultimately sustained, ComEd has not recorded a liability for the penalties. However, should the IRS prevail in asserting such penalty, it would result in an after-tax charge of an additional $196 million to ComEd’s results of operations. ComEd’s management believes that interest and penalties have been appropriately accounted for in accordance with FIN 48; however, the ultimate outcome of such matters could result in unfavorable or favorable impacts to the results of operations, cash flows and financial positions, and such impacts could be material. Based on management’s expectations as to the length of the IRS appeal, it is reasonably possible that unrecognized tax benefits associated with the involuntary conversion position and like-kind exchange transaction could change significantly within the next 12 months. It is not possible at this time to predict the amount, if any, of such a change.

10. Commitments and Contingencies

For information regarding capital commitments at December 31, 2008, see Note 18 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2008 Annual Report on Form 10-K. All significant contingencies are disclosed below.

Energy Commitments

ComEd’s short and long-term commitments relating to the purchase of energy, capacity and transmission rights as of March 31, 2009 did not change significantly from December 31, 2008.

Commercial and Construction Commitments

ComEd’s commercial and construction commitments as of March 31, 2009, representing commitments potentially triggered by future events, did not change significantly from December 31, 2008, except for the following:

•

In May 2008, ComEd entered into contracts for the procurement of renewable energy credits totaling approximately $19 million. Through March 31, 2009, $15 million had been purchased, with $4 million to be purchased by May 31, 2009. See Note 3 — Regulatory Issues for more information.

•

ComEd’s PJM regional transmission expansion plan baseline project commitments decreased by $15 million, $32 million and $5 million for 2009, 2010 and 2013, respectively and increased by $23 million for 2011 and 2012 driven by changes in estimated timing and amount of project spending.

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Environmental Liabilities

General

ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by ComEd and of property contaminated by hazardous substances generated. ComEd owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd has identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several Potentially Responsible Parties which may be responsible for ultimate remediation of each location. Of the 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of ten sites. Of the remaining sites identified by ComEd, 21 sites are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site, but either party may demand arbitration if the parties cannot agree on a final allocation of costs. For most of the sites, the interim agreement contemplates that neither party will pay less than 20% or more than 80% of the final costs for each site. On January 3, 2008, ComEd and Nicor executed a definitive written agreement on the allocation of costs for the MGP sites, which is contingent upon ICC approval. Through March 31, 2009, ComEd has incurred approximately $128 million associated with remediation of the sites in question. ComEd’s accrual as of March 31, 2009 for these environmental liabilities reflects the cost allocations contemplated in the agreement.

Based on the final order received in ComEd’s Rate Case, beginning in 2007, ComEd is recovering from customers a provision for environmental costs for the remediation of former MGP facility sites, for which ComEd has recorded a regulatory asset. See Note 11—Supplemental Financial Information for additional information regarding regulatory assets and liabilities.

As of March 31, 2009 and December 31, 2008, ComEd had accrued the following amounts for environmental liabilities:

	As of March 31, 2009	As of December 31, 2008
Portion of Total Related to MGP Investigation and Remediation	$81	$83
Total Environmental Investigation and Remediation Reserve	87	89

ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties, including customers.

Notices and Findings of Violation Related to Electric Generation Stations. On August 6, 2007, ComEd received an NOV, addressed to it and Midwest Generation, LLC (Midwest Generation) from the EPA, alleging that ComEd and Midwest Generation have violated and are continuing to violate several provisions of the Federal Clean Air Act as a result of the modification and/or operation of six electric generation stations located in northern Illinois that have been owned and operated by Midwest Generation since 1999. The EPA requested information related to the stations in 2003, and ComEd has been cooperating with the EPA since then. The NOV states that the EPA may issue an order requiring compliance with the relevant Clean Air Act provisions and may seek injunctive relief and/or civil penalties, all pursuant to the EPA’s enforcement authority under the Clean Air Act.

The generating stations that are the subject of the NOV are currently owned and operated by Midwest Generation, which purchased the stations in December 1999 from ComEd. Under the terms of the sale agreement, Midwest Generation and its affiliate, Edison Mission Energy (EME), assumed responsibility for environmental liabilities associated with the ownership, occupancy, use and operation of the stations, including responsibility for compliance of the stations with environmental laws before the purchase of the stations by Midwest Generation. Midwest Generation and EME additionally agreed to indemnify and hold ComEd and its affiliates harmless from claims, fines, penalties, liabilities and expenses arising from third party claims against ComEd resulting from or arising out of the environmental liabilities assumed by Midwest Generation and EME under the terms of the agreement governing the sale.

In connection with Exelon’s 2001 corporate restructuring, Generation assumed ComEd’s rights and obligations with respect to its former generation business. ComEd is unable to predict the ultimate resolution of the claims alleged in the NOV, the costs that might be incurred or the amount of indemnity that may be available from Midwest Generation and EME; however, ComEd has concluded that a loss is not probable or estimable and accordingly, have not recorded a reserve for the NOV.

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On April 16, 2009, the EPA issued an NOV to ComEd and Dominion Resources Services, Inc. (Dominion) alleging past and continuing violations of several provisions of the Federal Clean Air Act as a result of the modification and/or operation of Kincaid electric generating station located in Illinois and State Line electric generating station located in Indiana. Kincaid was sold by ComEd in 1998 and State Line was sold by Commonwealth Edison of Indiana in 1997. Both stations are currently owned and operated by Dominion. The EPA requested information related to the stations in 2009, and ComEd has been cooperating with the EPA since the time of that request. The NOV states that the EPA may issue an order requiring compliance with the relevant Clean Air Act provisions and may seek injunctive relief and/or civil penalties, all pursuant to the EPA’s enforcement authority under the Clean Air Act.

Under the terms of the sales agreements, each party agreed to indemnify the other for certain environmental activities, events, conditions or occurrences arising before and after the purchase of the stations; however, ComEd is unable at this time to determine how those provisions may apply to any liability or cost that may eventually arise out of the NOV or any resulting enforcement action.

In connection with Exelon Corporation’s 2001 corporate restructuring, Generation assumed ComEd’s rights and obligations related to ComEd’s former generation business, which would include any responsibility under the indemnification provisions contained in the sale agreements related to Kincaid and State Line stations. At this time, ComEd is unable to predict the ultimate resolution of the claims alleged in the NOV or the costs that might be incurred by ComEd; however, ComEd has concluded that a loss is not probable or estimable and, accordingly, has not recorded a reserve for the NOV.

Litigation and Regulatory Matters

Pension Claim. On July 11, 2006, a former employee of ComEd filed a purported class action lawsuit against the Exelon Corporation Cash Balance Pension Plan (Plan) in the Federal District Court for the Northern District of Illinois. The complaint alleges that the Plan, which covers certain management employees of Exelon’s subsidiaries, calculated lump sum distributions in a manner that does not comply with the Employee Retirement Income Security Act (ERISA). The plaintiff seeks compensatory relief from the Plan on behalf of participants who received lump sum distributions since 2001 and injunctive relief with respect to future lump sum distributions. On August 31, 2007, the District Court dismissed the lawsuit in its entirety. On December 21, 2007, the District Court amended its order, in part, to allow the plaintiff to file an administrative claim with the Plan with respect to the calculation of the portion of his lump sum benefit accrued under the Plan’s prior traditional formula. On January 16, 2008, the plaintiff filed a notice of appeal in the U.S. Court of Appeals for the Seventh Circuit of the District Court’s dismissal of his claims. The Seventh Circuit will hear argument on this appeal in April 2009. In addition, on January 6, 2009, the plaintiff filed a complaint in the District Court challenging the Plan’s denial of his administrative claim. The ultimate outcome of the pension claim is uncertain and may have a material adverse impact on ComEd’s results of operations, cash flows or financial position.

Retiree Healthcare Benefits Grievance. In 2006, Local 15 of the International Brotherhood of Electrical Workers (IBEW Local 15) filed a demand for arbitration of a grievance challenging certain changes implemented in 2004 to the health care coverage provided to retirees who were members of IBEW Local 15 during their employment with Exelon, Generation and ComEd. Exelon then filed a lawsuit in the U.S. District Court for the Northern District of Illinois seeking a judicial determination that this grievance is not arbitrable as disputes regarding benefits provided to current retirees are not within the scope of the collective bargaining agreement. On December 3, 2007, the U.S. District Court ruled that, under the terms of the parties’ collective bargaining agreement, IBEW Local 15 could use the collective bargaining agreement’s grievance and arbitration procedure to challenge these changes with respect to retirees named in the grievance. On September 8, 2008, the U.S. Court of Appeals for the Seventh Circuit affirmed the decision of the district court. A settlement agreement was reached between Exelon and IBEW Local 15 on February 19, 2009 that included certain prospective changes to the healthcare benefits provided to retirees who were members of IBEW Local 15 during their Exelon employment. These changes become effective at various times between May 1, 2009 and January 1, 2013 and resulted in withdrawal of the grievance. The settlement agreement will be treated as a plan amendment in the related welfare plan and reflected in the plan’s next measurement. The settlement agreement will not have a material impact on ComEd’s results of operations, cash flows or financial position.

General. ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. ComEd will record a receivable if it expects to recover costs for these contingencies. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse impact on the ComEd’s results of operations, cash flows or financial positions.

Reliability. On July 18, 2008, ComEd self-reported to ReliabilityFirst Corporation, its Regional Entity, that it failed to maintain vegetation clearance on a section of a transmission line, constituting a violation of a North American Electric Reliability Corporation (NERC) reliability standard. ComEd is subject to potential fines for a violation of NERC reliability standards. The ultimate outcome of this matter remains uncertain but ComEd does not believe it would result in a material unfavorable impact to ComEd’s consolidated financial statements.

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Income Taxes

See Note 9—Income Taxes for information regarding ComEd’s income tax refund claims and certain tax positions, including the 1999 sale of fossil generating assets.

11. Supplemental Financial Information

Supplemental Statement of Operations Information

The following tables provide additional information regarding the components of depreciation, amortization, and accretion, and other, net within the Consolidated Statements of Operations and Comprehensive Income for the three months ended March 31, 2009 and 2008:

	Three Months Ended March 31,
	2009	2008
Depreciation, amortization and accretion
Property, plant and equipment	$110	$102
Regulatory assets	13	9

Total depreciation and amortization	$123	$111

This table sets forth costs for various legislative and/or regulatory programs that are recoverable from customers on a full and current basis through a reconcilable automatic adjustment clause. An equal and offsetting amount has been reflected in operating revenues during the period.

Operating and maintenance for regulatory required programs

Energy efficiency and demand response programs (a)	$10
Purchased power administrative costs	1

Total operating and maintenance for regulatory required programs	$11

(a)	As a result of the 2007 Illinois Settlement, utilities are required to provide energy efficiency and demand response programs beginning June 1, 2008. See Note 3 — Regulatory Issues for additional information.

During the three months ended March 31, 2008, ComEd had operating and maintenance for regulatory required program costs totaling less than $1 million.

	Three Months Ended March 31,
	2009		2008
Other, Net
Investment income	$—		$4
Interest income related to uncertain income tax positions	28	(a)	—
Other	4		—

Other, net	$32		$4

(a)	Primarily includes interest income at ComEd related to the ITC Illinois Supreme Court decision. See Note 9 – Income Taxes for information regarding ComEd’s tax positions.

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Supplemental Cash Flow Information

The following tables provide additional information regarding other non-cash operating activities and changes in other assets and liabilities within the Consolidated Statements of Cash Flows for the three months ended March 31, 2009 and 2008:

	Three months ended March 31,
	2009	2008
Other non-cash operating activities:
Pension and non-pension postretirement benefits costs	$48	$25
Equity in losses of unconsolidated affiliates and investments	—	2
Provision for uncollectible accounts	12	13
Amortization of regulatory asset related to debt costs	6	7
Other	6	11

Total other non-cash operating activities	$72	$58

Changes in other assets and liabilities:
Under/over-recovered energy and transmission costs	$47	$(67)
Other current assets	2	(1)
Other noncurrent assets and liabilities	(26)	(16)

Total changes in other assets and liabilities	$23	$(84)

Supplemental Balance Sheet Information

The following tables provide information about the regulatory assets and liabilities of ComEd as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Regulatory assets
Deferred income taxes	$14	$16
Debt costs	140	146
Severance	111	116
Conditional asset retirement obligations	109	112
MGP remediation costs	77	80
Rate case costs	12	14
RTO start-up costs	14	14
Financial swap with Generation—noncurrent	911	345
Other	14	15

Noncurrent regulatory assets	1,402	858
Financial swap with Generation—current	271	111
Under-recovered energy and transmission costs current asset (a)	17	58

Total regulatory assets	$1,690	$1,027

Regulatory liabilities
Nuclear decommissioning	$1,170	$1,289
Removal costs	1,150	1,145
Energy efficiency and demand response programs	8	6

Noncurrent regulatory liabilities	2,328	2,440
Over-recovered energy and transmission costs current liability (a)	6	1

Total regulatory liabilities	$2,334	$2,441

(a)	The under-recovered or over-recovered energy and transmission costs represent purchased power related costs recoverable or refundable to customers under ComEd’s ICC-approved rates. These costs are included in other current liabilities in ComEd’s Consolidated Balance Sheets. ComEd pays or earns a rate of return on deferred energy and transmission costs. See Note 3 – Regulatory Issues for additional information.

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The following tables provide information regarding accumulated depreciation and the allowance for uncollectible accounts as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Property, plant and equipment:
Accumulated depreciation	$1,889	$1,866
Accounts receivable:
Allowance for uncollectible accounts	$65	$57

12. Related-Party Transactions

ComEd

The financial statements of ComEd include related-party transactions as presented in the tables below:

	Three Months Ended March 31,
	2009	2008
Operating revenues from affiliates
Generation	$1	$—
ComEd Transitional Funding Trust	—	1

Total operating revenues from affiliates	$1	$1

Purchased power from affiliate
Generation (b)	$439	$385
Operating and maintenance from affiliate
Exelon Business Services Company (BSC) (c)	$43	$43
Interest expense to affiliates, net
ComEd Transitional Funding Trust (a)	$—	$4
ComEd Financing II (d)	—	2
ComEd Financing III	3	3

Total interest expense to affiliates, net	$3	$9

Equity in losses of unconsolidated affiliate
ComEd Funding LLC (a)	$—	$2
Capitalized costs
BSC (c)	$12	$12
Cash dividends paid to parent	$60	$—

	As of March 31, 2009	As of December 31, 2008
Prepaid voluntary employee beneficiary association trust (f)	$6	$9

Investments in affiliate (e)
ComEd Financing III	6	6

Receivable from affiliates (noncurrent) (e)
Generation (h)	$1,170	$1,289
Other	2	2

Total receivable from affiliates (noncurrent)	$1,172	$1,291

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	As of March 31, 2009	As of December 31, 2008
Payables to affiliates (current)
Generation (b)(i)(j)	$115	$151
BSC (c)	24	22
ComEd Financing III	1	4
Other	1	2

Total payables to affiliates (current)	$141	$179

Mark-to-market derivative liability with affiliate (current)
Generation (g)	$271	$111
Mark-to-market derivative liability with affiliate (noncurrent)
Generation (g)	$911	$345

Long-term debt to ComEd financing trust
ComEd Financing III	$206	$206

(a)	In the fourth quarter of 2008, ComEd fully paid its long-term debt obligations to the ComEd Transitional Funding Trust.
(b)	ComEd procures a portion of its electricity supply requirements from Generation under a supplier forward contract and an ICC-approved RFP contract. In addition, purchased power expense includes the settled portion of the financial swap contract with Generation established as part of the Illinois Settlement. See Note 3—Regulatory Issues for more information.
(c)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology and supply management services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.
(d)	ComEd Financing II was liquidated and dissolved upon repayment of the debt during 2008.
(e)	Receivables from affiliates are included in other current assets. Investments in affiliates are included in other noncurrent assets.
(f)	The voluntary employee benefit association trusts covering active employees are included in corporate operations and are funded by the operating segments. A prepayment to the active welfare plans has accumulated due to actuarially determined contribution rates, which are the basis for ComEd’s contributions to the plans, being higher than actual claim expense incurred by the plans over time.
(g)	To fulfill a requirement of the Illinois Settlement, ComEd entered into a five-year financial swap with Generation.
(h)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct for generating facilities previously owned by ComEd. To the extent the assets associated with decommissioning are greater than the applicable ARO at the end of decommissioning; such amounts are due back to ComEd for payment to ComEd’s customers.
(i)	As of March 31, 2009, ComEd had a $16 million payable to Generation associated with the completed portion of the financial swap contract entered into as part of the Illinois Settlement. See Note 3—Regulatory Issues and Note 7—Derivative Financial Information for additional information.
(j)	Under the Illinois Settlement Legislation, Generation is responsible to contribute to rate relief programs for ComEd customers, which are issued though ComEd. As of March 31, 2009 and December 31, 2008, ComEd had a $13 million and $10 million receivable, respectively, from Generation. See Note 3—Regulatory Issues for additional information.

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